[LEINER HEALTH PRODUCTS]


         LEINER HEALTH PRODUCTS COMPLETES CREDIT AGREEMENT AMENDMENT FOR
                         ENHANCED FINANCING FLEXIBILITY
                            Completes PFI Acquisition


Contacts:         Rob Reynolds                   Jody Burfening/Harriet Fried
                  Chief Financial Officer        Lippert/Heilshorn & Assoc.
                  310-952-1511                   212-838-3777


Carson, CA -- September 26, 2005 -- Leiner Health Products Inc. today announced it has obtained consent from its secured lenders to amend its Credit Agreement. The amendment will enhance the company's flexibility to manage the business and support the acquisition of assets from Pharmaceutical Formulations, Inc. ("PFI").

Leiner also announced the completion of its transaction to purchase substantially all of the assets related to PFI's solid dose pharmaceutical products business for $23 million in cash. The purchase price was funded with $13 million in new equity from Leiner's equity sponsors and $10 million drawn on Leiner's revolving credit facility. The acquisition excludes PFI's manufacturing facilities and its branded fiber business, Konsyl Pharmaceuticals, Inc.

The Credit Agreement amendment revises required minimum Consolidated Indebtedness to Credit Agreement EBITDA Leverage Ratio and Credit Agreement
EBITDA to Consolidated Interest Expense Ratio, commencing with the second quarter of fiscal 2006, ended September 24, and extending throughout the term of the Credit Agreement.

"We are pleased with the support and confidence our lenders have shown us in granting the amendment which will provide additional flexibility as we continue to navigate the transitions in product landscape," said Robert Kaminski, Chief Executive Officer. "We are especially excited that the acquisition of PFI assets gives us the opportunity to be a leader in pain management products across both the VMS and OTC categories as 40 million Americans turn 50 over the next 20 years. The acquisition also allows us to enhance our contract manufacturing capabilities and expands our OTC product offering and customer base."

The amendment and acquisition are more fully described in the Form 8-K report that Leiner will file tomorrow with the Securities and Exchange Commission.

About Leiner Health

Founded in 1973,  Leiner Health  Products,  headquartered in
Carson, Calif., is America's leading manufacturer of store brand vitamins, minerals, and nutritional supplements and its second largest supplier of over-the-counter pharmaceuticals in the food, drug, mass merchant and warehouse club (FDMC) retail market, as measured by retail sales. Leiner provides nearly 40 FDMC retailers with over 3,000 products to help its customers create and market high quality store brands at low prices. It also is the largest supplier of vitamins, minerals and nutritional supplements to the US military. Leiner markets its own brand of vitamins under YourLife(R) and sells over-the-counter pharmaceuticals under the Pharmacist's Formula(R) name. Last year, Leiner produced 27 billion doses that help offer consumers high quality, affordable choices to improve their health and wellness.

Forward-looking   Statement

This  press  release   contains   "forward-looking
statements" that are subject to risks and uncertainties. These statements often include words such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms or similar expressions. These statements are only predictions. In addition to risks and uncertainties noted in this press release, there are risks and uncertainties that could cause the company's actual operating results to differ materially from those anticipated by some of the statements made. Such risks and uncertainties include: (i) slow or negative growth in the vitamin, mineral, supplement or over-the-counter pharmaceutical industry; (ii) adverse publicity regarding the consumption of vitamins, minerals, supplements or over-the-counter pharmaceuticals; (iii) increased competition; (iv) increased costs; (v) our inability to obtain the requested amendments from the senior lenders under a New Credit Facility at favorable terms, or at all; (vi) increases in the cost of borrowings and/or unavailability of additional debt or equity capital; (vii) changes in general worldwide economic and political conditions in the markets in which the company may compete from time to time;
(viii) the inability of the company to gain and/or hold market share of its customers; (ix) exposure to and expenses of defending and resolving product liability claims and other litigation; (x) the ability of the company to successfully implement its business strategy; (xi) the inability of the company to manage its operations efficiently; (xii) consumer acceptance of the company's products; (xiii) introduction of new federal, state, local or foreign legislation or regulation or adverse determinations by regulators; (xiv) the mix of the company's products and the profit margins thereon; and (xv) the availability and pricing of raw materials. The company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.